Exhibit 10.1

SEPARATION Agreement AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is entered into by and between Annovis Bio, Inc. (the “Company”) and Henry Hagopian, III (“Executive”).

WHEREAS, the Company and Executive are mutually terminating Executive’s employment with the Company effective April 30, 2024 (the “Separation Date”); and

WHEREAS, Executive and the Company wish to end their employment relationship on mutually agreeable terms as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties agree as follows:

1.             General Terms of Termination. Whether or not Executive signs this Agreement:

(a)           Executive’s last day of employment will be the Separation Date. Executive will be paid his base salary and benefits through the Separation Date, as well as his accrued but unused vacation through the Separation Date.

(b)           Executive’s eligibility to participate in Company-sponsored group benefits will end effective on the Separation Date.

(c)           Executive will be reimbursed for any expenses properly incurred, provided that Executive submits receipts for such expenses in accordance with the Company’s reimbursement policy on or before the Separation Date.

(d)           Executive will not be eligible to receive an annual bonus for fiscal year 2024.

2.             Severance Benefits.

(a)             If Executive signs and does not revoke this Agreement, agreeing to be bound by the General Release in Paragraph 3 below and the other terms and conditions of this Agreement described below:

(i)            The Company will pay Executive a total of two (2) months of severance pay at Executive’s base salary as of the Separation Date, in the gross amount of Sixty-Two Thousand Five Hundred Dollars ($62,500.00), plus two months of reimbursement of medical and dental insurance premiums in the sum of Three Thousand Dollars ($3,000.00), for a total of Sixty-Five Thousand Five Hundred Dollars ($65,500.00), less withholding of all applicable federal, state and local taxes. The severance payments will be paid to Executive in a single lump sum payment on the Company’s first regularly scheduled payroll pay date following the expiration of the Revocation Period set forth in Paragraph 20 below;

(ii)           The Company will cause 10,000 shares of the stock option granted to Executive in the Stock Option Agreement dated August 29, 2022 to immediately vest;

(iii)           The Company will amend the following Stock Option Agreements to extend until December 31, 2024 the exercise period set forth in Section 3.3(b) of each such agreement for all stock options granted under such agreement that are vested as of the Separation Date (including the stock option referenced in Paragraph 2(a)(ii) above) (the “Extension”):

(1)	Stock Option Agreement dated August 29, 2022;

(2)	Stock Option Agreement dated January 18, 2023; and

(3)	Stock Option Agreement dated November 17, 2023.

The Company acknowledges that 17,316 shares of the option vested under the Stock Option Agreement dated August 29, 2022 as of the Separation Date are Incentive Stock Options and will be treated as such so long as Executive exercises said options within ninety (90) days of the Separation Date and in accordance with the corresponding Stock Option Agreement.

The Company shall permit a cashless exercise, under Section 4.3(b)(iii) of Executive’s Stock Option Agreements, of any vested options in accordance with the Company’s cashless exercise and public trading policies.

The Company shall make its officers available to consult with Executive and his advisors and provide Executive with information as to how any securities law restrictions impact Executive’s ability to exercise options and/or sell the Company’s stock.

The Company further acknowledges that Executive purchased 1,820 shares of the common stock of the Company. Upon the Separation Date, the Company shall be responsive to Executive’s request to have said shares transferred to Executive’s brokerage account as Executive may reasonably request in accordance with Company procedures, including the Company’s obtaining of any legal opinions needed, it being understood that the Company’s counsel’s ability to provide a legal opinion will depend on the applicable facts and certifications from Executive.

Except as set forth in Paragraph 2(a)(ii), for the avoidance of doubt, any options granted pursuant to the above-listed Stock Option Agreements that remain unvested as of the Separation Date will be forfeited in accordance with the terms of the applicable agreement.

(b)           For purposes of this Agreement, the term “Severance Benefits” includes the payments and other benefits set forth above in this Paragraph 2.

(c)           Executive will not be eligible for the Severance Benefits described in this Paragraph 2 if Executive revokes this Agreement on a timely basis in accordance with Paragraph 20 below.

3.             General Release.

(a)             In exchange for the Severance Benefits described in Paragraph 2, Executive releases and forever discharges, to the maximum extent permitted by law, the Company and each of the other “Releasees” as defined below, from any and all claims, causes of action, complaints, lawsuits, demands or liabilities of any kind (collectively “Claims”) as described below which Executive, Executive’s heirs, agents, administrators or executors have or may have against the Company or any of the other Releasees.

(b)           By agreeing to this General Release, Executive is waiving any and all Claims that can be waived, to the maximum extent permitted by law, which Executive has or may have against the Company or any of the other Releasees arising out of or relating to any conduct, matter, event or omission existing or occurring before Executive signs this Agreement, and any monetary or other personal relief for such Claims, including but not limited to the following:

(i)            any Claims having anything to do with Executive’s employment with the Company and/or any of its parent, subsidiary, related and/or affiliated companies;

(ii)           any Claims having anything to do with the termination of Executive’s employment with the Company and/or any of its parent, subsidiary, related and/or affiliated companies;

(iii)          any Claims for severance, benefits, bonuses, commissions and/or other compensation of any kind;

(iv)          any Claims for reimbursement of expenses of any kind;

(v)           any Claims for attorneys’ fees or costs;

(vi)          any Claims under the Employee Retirement Income Security Act (“ERISA”);

(vii)         any Claims of discrimination and/or harassment based on age, sex, pregnancy, race, religion, color, creed, disability, handicap, failure to accommodate, citizenship, marital status, national origin, ancestry, sexual orientation, gender identity, genetic information or any other factor protected by Federal, State or Local law as enacted or amended (such as the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Equal Pay Act, the Genetic Information Non-Discrimination Act, the Pennsylvania Human Relations Act, the Massachusetts Fair Employment Practices Act, the Massachusetts Equal Rights Act, the Massachusetts Privacy Statute and the Massachusetts Civil Rights Act) and any Claims for retaliation under any of the foregoing laws;

(viii)        any Claims regarding leaves of absence including, but not limited to, any Claims under the Family and Medical Leave Act and the Massachusetts Paid Family and Medical Leave Act, and under any laws providing for paid or unpaid leave and/or time off including, but not limited to, the Massachusetts Earned Sick Time Law;

(ix)           any Claims arising under the Immigration Reform and Control Act (“IRCA”);

(x)            any Claims arising under the Uniformed Services Employment and Reemployment Rights Act (“USERRA”) or any state law governing military leave;

(xi)           any Claims under the federal, Pennsylvania and/or Massachusetts constitutions;

(xii)          any Claims for violation of public policy;

(xiii)         any whistleblower or retaliation Claims;

(xiv)         any Claims for emotional distress or pain and suffering;

(xv)          any Claims under Executive’s employment offer letter agreement executed by Executive on August 29, 2022 (“Employment Agreement”); and/or

(xvi)         any other statutory, regulatory, common law or other Claims of any kind, including, but not limited to, Claims for breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel, invasion of privacy and misrepresentation.

(c)           Releasees. The term “Releasees” includes: the Company and any parent, subsidiary, related or affiliated companies of the Company, and each of their past and present employees, officers, directors, attorneys, owners, partners, insurers, benefit plan fiduciaries and agents, and all of their respective successors and assigns.

(d)           Known and Unknown Claims. This General Release includes all Claims known or unknown by Executive, those that Executive may have already asserted or raised as well as those that Executive has never asserted or raised.

(e)           For purposes of this Agreement, the term “General Release” shall refer to this Paragraph 3 and all of its subparagraphs.

4.             Non-Released Claims. The General Release in Paragraph 3 above does not apply to:

(a)           Any Claims for vested benefits under any Company retirement, 401(k), profit-sharing or other deferred compensation plan;

(b)           Any Claims to require the Company to honor its commitments set forth in this Agreement;

(c)           Any Claims to interpret or to determine the scope, meaning, enforceability or effect of this Agreement;

(d)           Any Claims that arise after Executive has signed this Agreement;

(e)           Any Claims for worker’s compensation benefits, any Claims for unemployment compensation benefits, any Claims for statutory indemnity and any other Claims that cannot be waived by a private agreement; and

(f)            Any rights to defense and indemnification pursuant to paragraph 10.d of the Employment Agreement.

The General Release is subject to and restricted by Executive’s Retained Rights in Paragraph 5.

5.             Retained Rights.

(a)           Regardless of whether or not Executive signs this Agreement, nothing in this Agreement is intended to or shall be interpreted: (i) to restrict or otherwise interfere with Executive’s or any Releasee’s obligation to testify truthfully in any forum; (ii) to restrict or otherwise interfere with Executive’s or any Releasee’s right and/or obligation to contact, cooperate with, provide information to, or testify or otherwise participate in any action, investigation or proceeding of, any federal, state or local government agency, commission or entity (including, but not limited, to the Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission (the “SEC”) or the Department of Labor (“DOL”)); (iii) to restrict or otherwise interfere with Executive’s or any Releasee’s right to disclose any information or produce any documents as is required by law or legal process; (iv) to prohibit Executive or any Releasee from reporting possible violations of federal, state or local law or regulation to any governmental agency or entity; or (v) to interfere with or restrict Executive’s or any Releasee’s right to report or disclose the details of or information relating to harassment (including, but not limited to, sexual harassment), discrimination, retaliation, failure to accommodate, sexual assault, or conduct of any kind that Executive believes may be unlawful.

(b)           Further, the General Release in Paragraph 3 does not prevent Executive from contacting, providing information or documents (without notice to the Company) to or filing a charge with any federal, state or local government agency or commission (including, but not limited to, the EEOC, DOL or SEC). However, the General Release does prevent Executive, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the Claims Executive has released in Paragraph 3 in connection with any agency, commission or court proceeding. Notwithstanding the foregoing, nothing in this Agreement limits Executive’s right to receive an award for information provided to the SEC or any government agency, commission or entity.

6.             Adequacy of Consideration. Executive acknowledges and agrees that the Severance Benefits under Paragraph 2 above: (a) are not required by any policy, plan or prior agreement (other than the Employment Agreement, which expressly conditions the Severance Benefits on Executive’s execution of this Agreement); (b) constitute adequate consideration to support the General Release in Paragraph 3 above; and (c) fully compensate Executive for the Claims that Executive is releasing. For purposes of this paragraph, “consideration” means something of value to which Executive is not already entitled.

7.             Prohibition on Executive’s Using or Disclosing Confidential Information.

(a)           Regardless of whether Executive signs this Agreement, Executive is prohibited from using or disclosing confidential and/or proprietary information which Executive created or acquired in the course of Executive’s employment with the Company and which is not generally known by or readily accessible to the public (“Confidential Information”). Confidential Information includes, but is not limited to, the Company’s proprietary and/or confidential business plans, products, processes, software, know-how, trade secrets, formulas, methods, models, prototypes, discoveries, inventions, materials, data, improvements, disclosures, collaborators, customers, contractor and supplier lists and/or other proprietary and/or confidential information. This prohibition is subject to and limited by Executive’s Retained Rights in Paragraph 5 above.

(b)           Nothing in this Agreement is intended to or shall be interpreted to prohibit disclosure of information to the limited extent permitted by and in accordance with the federal Defend Trade Secrets Act of 2016 (“DTSA”). Stated otherwise, disclosures that are protected by the DTSA as follows do not violate this Agreement. The DTSA provides that: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that – (A) is made – (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” The DTSA further provides that: “(2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual – (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

8.             Duty to Notify the Company’s President & Chief Executive Officer. In order to protect Confidential Information, and in the event Executive receives a request or demand, orally, in writing, electronically or otherwise, for the disclosure or production of Confidential Information, Executive must notify the Company’s President & Chief Executive Officer by calling her at the following phone number: (610) 727-3710. Regardless of whether Executive is successful in reaching the President & Chief Executive Officer by telephone, Executive also must notify her in writing, via e-mail, at maccecchini@annovisbio.com. A copy of the request or demand as well as any and all documents potentially responsive to the request or demand shall be included with the written notification. Said notifications shall be given within twenty-four (24) hours of Executive’s receipt of the request or demand. A copy of the email also shall be sent to the Company’s outside counsel at kmshay@dunaemorris.com. Executive shall wait a minimum of ten (10) days (or the maximum time permitted by such legal process, if less) after sending the written notification before making a disclosure or production to give the Company time to determine whether the disclosure or production involves confidential and/or proprietary information, in which event the Company may seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order with regard thereto. This obligation is subject to and limited by Executive’s Retained Rights in Paragraph 5 above.

9.             Company Property and Documents. Regardless of whether Executive signs this Agreement, and as a condition of receiving the Severance Benefits set forth in Paragraph 2 above:

(a)           Executive must return to a designee of the Company’s Board of Directors, retaining no copies: (i) all Company property (including, but not limited to, office, desk or file cabinet keys, Company identification/pass cards, Company-provided credit cards and Company equipment, such as computers and prints outs); and (ii) all Company documents (including, but not limited to, all hard copy, electronic and other files, forms, lists, charts, photographs, correspondence, computer records, programs, notes, memos, disks, DVDs, etc.); and

(b)           Executive also must download all Company-related electronically stored information (including but not limited to emails) from any personal computer and/or other storage devices or equipment or personal email accounts and return all downloaded material or otherwise electronically stored information and completely remove all such electronically stored information from the hard drive of such personal computer and/or all other storage devices or personal email accounts.

Executive’s execution of this Agreement constitutes Executive’s certification that Executive has complied with Executive’s obligations set forth in this Paragraph 9.

10.           Confidentiality of this Agreement. Executive agrees that, at all times, the existence, terms and conditions of this Agreement will be kept secret and confidential and will not be disclosed voluntarily to any third party, except: (a) to Executive’s spouse, domestic partner or immediate family member; (b) to the extent required by law; (c) in connection with any Claim to enforce, interpret or determine the scope, meaning, enforceability or effect of the Agreement; (d) to obtain confidential legal, tax or financial advice with respect thereto; (e) in connection with any of Executive’s Retained Rights as set forth in Paragraph 5 above; or (f) to the extent disclosed publicly by the Company.

11.           Non-Disparagement. Subject to the Retained Rights set forth in Paragraph 5 above:

(a)           Executive covenants and agrees that Executive shall not in any form (including in writing, orally or electronically) or to any person or entity criticize, denigrate, or disparage any of the Releasees (as defined above), including but not limited to their competence, management, employees, services, character, reputation, or work environment.

(b)           The Company will instruct the Company’s senior management and the members of the Company’s Board of Directors (as of the Separation Date) not to in any form (including in writing, orally or electronically) or to any person or entity criticize, denigrate, or disparage Executive, including but not limited to his competence, integrity or character.

12.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Pennsylvania.

13.           Statement of Non-Admission. Nothing in this Agreement is intended as or shall be construed as an admission or concession of liability or wrongdoing by the Company or any of the Releasees (as defined above) or by Executive. Rather, the proposed Agreement is being offered for the sole purpose of settling cooperatively and amicably any and all possible disputes between the parties.

14.           Interpretation of Agreement. Nothing in this Agreement is intended to violate any law or shall be interpreted to violate any law. If any paragraph or part or subpart of any paragraph in this Agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the paragraph or part or subpart of the paragraph as necessary to make it enforceable and the paragraph or part or subpart of the paragraph shall then be enforceable in its/their narrowed form. Moreover, each paragraph or part or subpart of each paragraph in this Agreement is independent of and severable (separate) from each other. In the event that any paragraph or part or subpart of any paragraph in this Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or part or subpart of such paragraph shall be stricken from the Agreement, and the remaining paragraphs or parts or subparts of such paragraphs of this Agreement shall remain in full, force and effect.

15.           Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior representations, agreements, written or oral, expressed or implied, except for any stock option agreements between the Company and Executive, which survive the termination of Executive’s employment and are incorporated herein by reference. This Agreement may not be modified or amended other than by an agreement in writing signed by the Company’s President & Chief Executive Officer and by Executive.

16.           Acknowledgment. Executive acknowledges and agrees that, subsequent to the termination of Executive’s employment, Executive shall not be eligible for any payments from the Company or Company-paid benefits, except as expressly set forth in this Agreement. Executive also acknowledges and agrees that Executive has been paid for all time worked and have received all other compensation owed to Executive, except for any payments owed to Executive pursuant to Paragraph 1 which shall be paid to Executive regardless of whether Executive sign this Agreement.

17.           Assignment. This Agreement shall be binding upon and be for the benefit of the parties as well as Executive’s heirs and the Company’s successors and assigns.

18.           Headings/Days. The headings contained in this Agreement are for convenience of reference only and are not intended, and shall not be construed, to modify, define, limit, or expand the intent of the parties as expressed in this Agreement, and they shall not affect the meaning or interpretation of this Agreement. All references to a number of days throughout this Agreement refer to calendar days.

19.           Representations. Executive agrees and represents that:

(a)           Executive has read carefully the terms of this Agreement, including the General Release;

(b)           Executive has had an opportunity to and has been encouraged to review this Agreement, including the General Release, with an attorney;

(c)           Executive understands the meaning and effect of the terms of this Agreement, including the General Release;

(d)           Executive was given twenty-one (21) days following Executive’s receipt of this Agreement to determine whether Executive wished to sign this Agreement, including the General Release;

(e)           Executive’s decision to sign this Agreement, including the General Release, is of Executive’s own free and voluntary act without compulsion of any kind;

(f)            No promise or inducement not expressed in this Agreement has been made to Executive;

(g)           Executive understands that Executive is waiving the Claims as set forth in Paragraph 3 above, including, but not limited to, Claims for age discrimination under the Age Discrimination in Employment Act (subject to the limitations in Paragraph 4 above and Executive’s Retained Rights in Paragraph 5 above); and

(h)           Executive has adequate information to make a knowing and voluntary waiver of any and all Claims as set forth in Paragraph 3 above.

20.           Revocation Period. If Executive signs this Agreement, Executive will retain the right to revoke it for seven (7) days. If Executive revokes this Agreement, Executive is indicating that Executive has changed Executive’s mind and does not want to be legally bound by this Agreement. The Agreement shall not be effective until after the Revocation Period has expired without Executive having revoked it. To revoke this Agreement, Executive must send a certified letter to: Maria Maccecchini, 1055 Westlakes Drive, Suite 300, Berwyn, PA 19312. The letter must be post-marked within seven (7) days of Executive’s execution of this Agreement. If the seventh day is a Sunday or federal holiday, then the letter must be post-marked on the following business day. If Executive revokes this Agreement on a timely basis, Executive shall not be eligible for the Severance Benefits set forth in Paragraph 2.

21.           Offer Expiration Date. Executive has twenty-one (21) days after Executive’s receipt of this Agreement to decide whether Executive wishes to sign this Agreement. However, Executive may not sign this Agreement before the Separation Date, and any such signature shall be null and void. If Executive does not sign this Agreement within twenty-one (21) days of Executive’s receipt of it, then this offer shall expire and Executive will not be eligible for the Severance Benefits set forth in Paragraph 2 above.

22.           Execution. This Agreement may be executed in several counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)) and, as so executed, shall constitute one agreement binding on all parties, notwithstanding that all parties have not signed the original or the same counterpart.

23.           Counterparts. This Agreement may be executed in one or more counterparts, (including by facsimile or PDF), each of which when so executed and delivered will be deemed an original, and all of which shall constitute one and the same instrument. The parties agree that copies of this Agreement (including copies of any signatures) that are reproduced or transmitted via digital or electronic means (e.g., DocuSign) will be equivalent to original documents.

[signature page follows]

Executive represents and agrees that Executive has fully read and understands the meaning of this Agreement and is voluntarily entering into this Agreement with the intention of giving up all claims against the Company and the Releasees (as such terms are defined herein) as more fully described in this Agreement. Executive acknowledges that Executive is not in entering into this Agreement relying on any representations by the Company or other Releasees concerning the meaning of any aspect of this Agreement.

Annovis Bio, Inc.

Printed Name:	Maria Maccecchini

Signature:	/s/ Maria Maccecchini

Title:	President and CEO

Date:	4/30/2024

Executive

Printed Name:	Henry Hagopian, III

Signature:	/s/ Henry Hagopian, III

Date:	4/30/2024